EXHIBIT 16.1



                          TSCHOPP, WHITCOMB & ORR, P.A.
                     2600 Maitland Center Parkway, Suite 330
                             Maitland, Florida 32751


February 16, 2007


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 7561
100 F Street, N.E.
Washington, D.C. 20549


To Whom It May Concern:

This is to confirm that the client-auditor relationship between TNR Technical, Inc. (Commission File Number 0-13011) and Tschopp, Whitcomb & Orr, P.A. has ceased. We have read and agree with the disclosures in Item 4.01 of the Company's Form 8-K dated February 16, 2007.

Sincerely,


/s/ Tschopp, Whitcomb & Orr, P.A.
--------------------------------
Tschopp, Whitcomb & Orr, P.A.


cc:      Mr. Wayne Thaw
         Chief Executive Officer and Chief Financial Officer
         TNR Technical, Inc.
         301 Central Park Drive
         Sanford, Florida 32771